February 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: T. Rowe Price Institutional International Funds, Inc.
 File Nos.: 033-29697/811-5833
 Post-Effective Amendment No. 19

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP